Central European Media Enterprises Ltd.

Secures Control of Romanian Licenses

Hamilton, Bermuda - March 21, 2003 - Central European Media Enterprises Ltd. (CME) (Nasdaq NM: CETV) today announced that it has reached an agreement with its partners in Romania to assume majority control in PRO TV Srl, to convert PRO TV to a joint stock company and to consolidate broadcasting operations in Romania. On completion of the entire restructuring, the Company will have secured direct control over its broadcasting license holders in Romania, reduced the cost and number of its operating companies, and simplified operations.

In response to a new audio-visual law in Romania, the Company has agreed to transfer broadcasting operations from Media Pro International SA, in which the Company has a 66% equity interest, to PRO TV. In connection with this transfer, the Company will receive additional equity in PRO TV to increase its ownership from 49% to 66% and will obtain control over its broadcasting licenses. PRO TV holds 19 of the 22 licenses for the stations that comprise the PRO TV network, including PRO TV International. Mr. Sarbu and Mr. Tiriac, its partners in Romania, will own substantially all of the remainder of PRO TV.

Following the increase of the Company's equity stake in PRO TV, the Company and its partners have agreed to transfer the remaining three licenses for the PRO TV network as well as the licenses for the PRO FM and PRO AM radio networks to PRO TV. These licenses are currently held by Media Pro Srl, in which the Company holds a 44% interest. This transfer is subject to the approval of the Romanian Media Council, which the Company anticipates it will receive. It is expected that the entire restructuring will be completed during the second quarter of this year.

Commenting on the transaction, Frederic T. Klinkhammer, President and Chief Executive Officer of CME noted, "We are extremely pleased with this agreement. Establishing majority control over our licenses in Romania and consolidating our broadcasting operations there allows the Company to ensure it continues to benefit from the growing strength of our Romanian operations and aligns our interest and that of our partners."

Forward-looking Statements

This press release contains forward-looking statements. For these statements and all other forward looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results affecting the financial position, results of operations and cash flows of the Company could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, a number of regulatory approvals from Romanian governmental and administrative agencies.

This press release should be read in conjunction with the Central European Media Enterprises Ltd. Form 10-K for the year ended December 31, 2002, which contains material information about the Company. The Company's Form 10-K is available at www.cetv-net.com. Central European Media Enterprises Ltd. is a TV broadcasting company with stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on Nasdaq under the ticker symbol "CETV".

Central European Media Enterprises Ltd. (CME - www.cetv-net.com) is a TV broadcasting company with leading stations in four countries reaching an aggregate of approximately 71 million people. The Company's television stations are located in Romania (PRO TV, Acasa), Slovenia (POP TV, Kanal A), Slovakia (Markiza TV) and Ukraine (Studio 1+1). CME is traded on the NASDAQ under the ticker symbol "CETV".

# # #

For additional information on CME please visit www.cetv-net.com or contact:

United States:	Czech Republic:
Michael Smargiassi (Investors) Alison Bowman (Press) Brainerd Communicators, Inc. +1 212-986-6667	Michal Donath +420-602-222-128